Exhibit 99.1

EA Announces November 20 Launch Date for Battlefield V; Updates Fiscal Year 2019 Expectations

Revised Outlook Driven by New Battlefield V Launch Date, Foreign Exchange Rates, and a Revised Mobile Forecast

REDWOOD CITY, CA - August 30, 2018 - Electronic Arts Inc. (NASDAQ: EA) today announced that it is revising its net bookings outlook for fiscal year 2019, driven by an update to the BattlefieldTM V launch date, the continuing impact of foreign exchange rates, and a revised mobile forecast.

“We believe we’ve got one of the best Battlefield games ever coming in Battlefield V,” said Laura Miele, Chief Studios Officer, Electronic Arts. “Tens of thousands of players have been hands on with the game so far, and we’ve been honored to receive best multiplayer awards at E3 and Gamescom. We’ve had valuable feedback from our community, and we’re going to take the time to make some final adjustments and deliver a great experience for our fans.”

“We’re updating our fiscal year guidance to reflect the updated launch date for Battlefield V, the ongoing impact of foreign exchange rate changes, and our current outlook for our mobile business,” said COO and CFO Blake Jorgensen. “Our core businesses, including FIFA Ultimate Team, are strong, we think our players are going to love Battlefield V, and excitement is building for our new IP, Anthem.”

More details regarding the Battlefield V launch date change are provided by DICE General Manager Oskar Gabrielson in the blog posting at www.ea.com/news.

Business Outlook as of August 30, 2018

Moving the launch of Battlefield V out by four weeks will enable EA to deliver the best possible experience for gamers but will push some net bookings out of fiscal year 2019 and into fiscal year 2020. In addition, EA has revised its expectations for its mobile business. Finally, as discussed on EA’s July 26, 2018 earnings call, foreign exchange rates have moved significantly since EA initially gave fiscal year 2019 guidance in May. EA’s management now considers it prudent to include this impact in EA’s revised guidance.

As a result, EA is updating fiscal year 2019 net bookings guidance from $5.55 billion to $5.20 billion. About $115 million of this change is driven by the movement in foreign exchange rates. However, the same movement in foreign exchange rates also drives operating expenses lower, and this, combined with our hedging program, significantly limits the impact of foreign exchange rates on net income.

While we expect to maintain investments in R&D and marketing, there will be operational savings to operating expenses. EA estimates this to be approximately $50 million, excluding the impact of foreign exchange rates discussed above and stock-based compensation.

Core businesses, including our EA SPORTSTM games, Ultimate TeamTM, and our deep catalog of games, are expected to continue their strong operational performances.

EA is reaffirming its second quarter operating guidance provided on July 26, 2018.

EA is currently evaluating the impact that these developments will have on EA’s fiscal year GAAP guidance and quarterly phasing of net bookings, and will provide that information on EA’s next earnings call. Actual results may be materially different and can be affected by many factors detailed in this release and in EA’s annual and quarterly SEC filings.

EA will announce its results for the second fiscal quarter ending September 30, 2018 on October 30, 2018 and will host a conference call at 2:00 pm PT (5:00 pm ET) to discuss the results.

Forward-Looking Statements

Some statements set forth in this release, including the information relating to EA’s fiscal year 2019 expectations under the heading “Business Outlook as of August 30, 2018,” contain forward-looking statements that are subject to change. Statements including words such as “anticipate,” “believe,” “estimate” or “expect” and statements in the future tense are forward-looking statements. These forward-looking statements are preliminary estimates and expectations based on current information and are subject to business and economic risks and uncertainties that could cause actual events or actual future results to differ materially from the expectations set forth in the forward-looking statements. Some of the factors which could cause the Company’s results to differ materially from its expectations include the following: sales of the Company’s titles; the Company’s ability to develop and support digital products and services, including managing online security and privacy; the Company’s ability to manage expenses; the competition in the interactive entertainment industry; the effectiveness of the Company’s sales and marketing programs; timely development and release of Electronic Arts’ products; the Company’s ability to realize the anticipated benefits of acquisitions; the consumer demand for, and the availability of an adequate supply of console hardware units; the Company’s ability to predict consumer preferences among competing platforms; the Company’s ability to develop and implement new technology; foreign currency exchange rate fluctuations; general economic conditions; and other factors described in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2018.

These forward-looking statements are current as of August 30, 2018. While Electronic Arts believes these estimates are meaningful, they could differ from the actual amounts that
Electronic Arts ultimately reports.

About Electronic Arts

Electronic Arts (NASDAQ: EA) is a global leader in digital interactive entertainment. The Company develops and delivers games, content and online services for Internet-connected consoles, mobile devices and personal computers. EA has more than 300 million registered players around the world.

In fiscal year 2018, EA posted GAAP net revenue of $5.15 billion. Headquartered in Redwood City, California, EA is recognized for a portfolio of critically acclaimed, high-quality brands such as The Sims™, Madden NFL, EA SPORTS™ FIFA, Battlefield™, Need for Speed™, Dragon Age™ and Plants vs. Zombies™. More information about EA is available at www.ea.com/news.

EA SPORTS, Ultimate Team, Battlefield, The Sims, Need for Speed, Dragon Age, and Plants vs. Zombies are trademarks of Electronic Arts Inc. NBA, UFC, NHL, and FIFA are the property of their respective owner and used with permission.

For additional information, please contact:

Chris Evenden
Vice President, Investor Relations
650-628-0255
cevenden@ea.com

or

John Reseburg
Vice President, Corporate Communications
650-628-3601
jreseburg@ea.com